Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121079) of Global Crossing Limited of our report dated March 15, 2005, with respect to the consolidated financial statements and schedule of Global Crossing Limited, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

New York, New York

March 15, 2005